SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549




                                FORM 8-K



                             CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934


   Date of Report (date of earliest event reported)  October 28, 1995

                        RESERVE PETROLEUM COMPANY
         (Exact name of registrant as specified in its charter)


                                Delaware
             (State or other jurisdiction of incorporation)


     0-8157                             73-0238060
(Commission File Number)     (IRS Employer Identification No.)


6801 North Broadway, Suite 300, Oklahoma City, Oklahoma73116-9092
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code(405) 848-7551






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Item 5.Other Events.


On November 16, 1995, The Reserve Petroleum Company entered into three lease/farmout agreements relating to certain of its non-producing minerals in Robertson County, Texas, retaining a one-fourth royalty interest. On December 15, 1995, the lessee honored the associated bank drafts resulting in the deposit of $276,883.17 in the registrant's bank account. The total amount received was recorded as lease bonus income in the fourth quarter of 1995. The effect of the transaction, after related Federal income taxes, will be an increase in net income for the year ending December 31, 1995, of approximately $1.08 per share of common stock outstanding.

The Reserve Petroleum Company has a royalty interest in an exploratory gas well in Robertson County, Texas. On October 28, 1995, the operator tested the Cotton Valley Lime formation through perforations at 14,082 to 14,386 feet. Gas flowed at a rate of 18,100 thousand cubic feet per day on a 21/64th inch choke with a flowing tubing pressure of 7,820 per square inch. The well is now awaiting a state potential test. The Company's royalty interest in the well is dependent upon the configuration of the final production unit; however, its interest should fall within a range of one percent to six and one-half percent of gross production.




                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            THE RESERVE PETROLEUM COMPANY


Date: December 20, 1995
                                            JERRY L. CROW
                                            Jerry L. Crow
                                            Principal Financial and
                                            Accounting  Officer